For Immediate Release

U.S. ENERGY CORP. ANNOUNCES INITIAL PRODUCTION RESULTS FROM THEIR STODDARD #1 WELL IN TEXAS

RIVERTON, Wyoming – August 24, 2009 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in molybdenum, oil and gas, and real estate assets, today announced that its partner, Houston Energy, L.P. (“HE”) has advised the company that an initial production test from the Stoddard #1 well (first well drilled with HE) in Southeast Texas resulted in approximately 3.9 MMCF and 240 barrels of oil per day or an equivalent of 5.34 MMCFE/D.  Upon reaching contract depth on the Stoddard #1 well in June; HE encountered two productive zones with approximately 35 feet of net pay in the Tex-Miss and F3 Frio sands.  Sales expected to commence within the next 60 days.  Optimal production flow rates to sales will be determined once hooked up to sales lines.  U.S. Energy Corp. has an 8.5% after casing point (ACP) working interest (6.2% net revenue interest).  There is also a 10% after prospect payout (APO) back-in working interest due the operator, which would reduce USE's working interest to 7.65% (5.6% net revenue interest) APO.

“We are very pleased with the initial production rates of the Stoddard well,” stated Keith Larsen, CEO of U.S. Energy Corp.  “With the company’s strong balance sheet we continue to seek out additional oil and gas opportunies, while working towards our stated goals of further establishing recurring revenues and cash flow in order to enhance shareholder value,” he added.

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Press Release
August 24, 2009

Note Regarding Mcfe

In this press release, Mcfes are derived by converting oil to gas in the ratio of one barrel of oil to six thousand cubic feet of gas (1 bbl:6 Mcf).  One thousand cubic feet of gas equivalent (“Mcfe”) amounts may be misleading, particularly if used in isolation.  A Mcfe conversion ratio of 1 bbl of oil to 6 Mcf of natural gas is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value of equivalency at the well head.

About U.S. Energy Corp.

U.S. Energy Corp. is a diversified natural resource company with interests in molybdenum, oil and gas, geothermal and real estate assets.  The Company is headquartered in Riverton, Wyoming, and its common stock is listed on The NASDAQ Capital Market under the symbol “USEG”.

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Disclosure Regarding Mineral Resources Under SEC and Canadian Regulations; and Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  An example is Sutter Gold Mining Inc.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," or similar expressions.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
(800) 776-9271
Reggie@usnrg.com

Nick Hurst
The Equicom Group
Investor Relations
(403) 538-4845
nhurst@equicomgroup.com